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                                                                   Exhibit 4-b-1



                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE, dated as of July 7, 2000, to the Indenture, dated as of April 1, 1998, between Meritor Automotive, Inc., a Delaware corporation ("Meritor") having its principal office at 2135 West Maple Road, Troy, Michigan 48084-7186, and The Chase Manhattan Bank, a New York banking corporation, as trustee (the "Trustee"), having its principal corporate trust office at 450 West 33rd Street, 15th Floor, New York, New York 10001-2697,
Attention: Capital Markets Fiduciary Services (the "Indenture"). All capitalized terms not defined herein are used herein as defined in the Indenture.

         WHEREAS, Meritor, Arvin Industries, Inc. ("Arvin"), and ArvinMeritor, Inc. ("ArvinMeritor") have entered into an Agreement and Plan of Reorganization, dated April 6, 2000, under which Meritor and Arvin will each merge into ArvinMeritor, an Indiana corporation (the "Merger"); and

         WHEREAS, Section 8.01 of the Indenture provides that Meritor may merge into any other corporation that is organized and existing under the laws of any State if certain other conditions are satisfied; and

         WHEREAS, on February 24, 1999, Meritor issued $500,000,000 aggregate principal amount of its 6.80% Notes due February 15, 2009 (the "Notes") under the Indenture, and the Notes are outstanding on the date hereof; and

         WHEREAS, in connection with the Merger, ArvinMeritor will assume Meritor's obligations under the Indenture, including its obligations with respect to the Notes;

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

         1. Effective upon consummation of the Merger, ArvinMeritor hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and coupons, if any, appertaining thereto and the performance of every covenant of the Indenture on the part of Meritor to be performed or observed.

         2. Pursuant to Section 8.02 of the Indenture, upon consummation of the Merger, ArvinMeritor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if ArvinMeritor had been named as the Company in the Indenture, and thereafter Meritor shall be relieved of all obligations and covenants under the Indenture, the Securities and any coupons.

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                                      -2-

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

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
[CORPORATE SEAL]                     MERITOR AUTOMOTIVE, INC.



                                     By: /s/ Vernon G. Baker, II
                                         ------------------------------
                                     Title: Senior Vice President, General
                                              Counsel and Secretary
Attest:


/s/ Bonnie Wilkinson
---------------------
Title: Assistant Secretary


[CORPORATE SEAL]                     ARVINMERITOR, INC.



                                     By:  /s/ Thomas A. Madden
                                        ----------------------
                                     Title: Senior Vice President and
                                              Chief Financial Officer
Attest:


/s/ Vernon G. Baker, II
-----------------------
Title: Secretary


[CORPORATE SEAL]                     THE CHASE MANHATTAN BANK, as Trustee



                                     By: /s/ Robert S. Peschler
                                         ----------------------
                                     Title: Assistant Vice President
Attest:


/s/ Diane Darconte
------------------
Authorized Officer
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